EXHIBIT 10.7

     August 27, 2007

To:     Elan International Services, Ltd.

Re:     Current Conversion Price of the warrants issued by Emisphere Technologies, Inc. on March 31, 2005

Dear Warrant Holder:

     Pursuant to the terms of the Warrants, Emisphere Technologies, Inc. (the “Company”) is required to provide you with notice upon any antidilution adjustments to the exercise price of the Warrants. As described below, the Company has consummated a financing that results in a new exercise price for shares subject to the Warrants of $3.76.

     According to the terms and conditions of the Warrants, the exercise price for each share of Common Stock is $3.88. Thereafter, certain antidilution adjustments to the exercise price are required to be made upon the occurrence of certain events.

     On August 22, 2007, the Company completed the sale (the “Offering”) of 2,000,000 shares of Common Stock and warrants to purchase 400,000 shares of Common Stock. The shares of Common Stock and warrants were sold together as units for a negotiated sales price of $3.785. The Common Stock sold in the Offering had a deemed per share price of $3.76 per share, the last reported sale price for our common stock on the Nasdaq Global Market on August 16, 2007. Therefore, pursuant to the terms of the Warrants, the Offering resulted in the automatic adjustment of the Exercise Price to $3.76, which is the lowest per share price received in the Offering.

     The value of the warrant coverage for the warrants sold in the Offering was $0.025. Based on the 20% level of warrant coverage, the consideration received for a warrant to purchase one full share of Common Stock is $0.125 ($0.025 multiplied by 5). The warrants are also subject to an exercise price of $3.948 per share of common stock, resulting in a total price for each share of Common Stock subject to the warrants of $0.125 plus $3.948, or $4.073. Therefore, the sale of the warrants in the Offering does not trigger any further antidilution adjustment to the exercise price of the Warrants.

     If you have any questions regarding this notice, please contact William T. Rumble by telephone at (914) 785-4717.

Very truly yours,

By:	/s/ William T. Rumble
William T. Rumble
Corporate Controller